Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 6, 2010, with respect to the financial statement as of December 31, 2009 included in the Annual Report of Luxottica Group Tax Incentive Savings Plan on Form 11-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement of Luxottica Group Tax Incentive Savings Plan on Forms S-8 (File No. 333-171011, effective December 6, 2010; and File No. 333-08360, effective February 18, 1998).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

June 28, 2011